UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2023

CITIZENS FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-41410	23-2265045
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 S Main St. Mansfield, Pennsylvania	16933
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (570) 622-2121

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, Par Value $1.00 Per Share	CZFS	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On June 16, 2023, Citizens Financial Services, Inc., a Pennsylvania corporation (the “Company” or “CZFS”), completed its previously announced acquisition of HV Bancorp, Inc. (“HVBC”), pursuant to the Agreement and Plan of Merger, dated October 18, 2022 (the “Merger Agreement”), by and between CZFS, HVBC, Huntingdon Valley Bank, HVBC’s subsidiary bank (“HVB”), First Citizens Community Bank, the Company’s subsidiary bank (“FCCB”), and CZFS Acquisition Company, LLC, FCCB’s direct shareholder. Under the terms of the Merger Agreement, (i) HVBC merged with and into CZFS, with CZFS being the surviving entity, and (ii) HVB merged with and into FCCB, with FCCB being the surviving entity (the “Merger”).

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger, each share of HVBC common stock was converted into the right to receive, subject to the election of the holder, either (x) $30.50 in cash or (y) 0.4040 shares of CZFS common stock (as adjusted for a stock dividend), with cash payable in lieu of any fractional shares. Elections were subject to proration procedures whereby 80% of the shares of HVBC common stock will be exchanged for shares of CZFS common stock and 20% of the shares of HVBC common stock will be exchanged for cash. Based on the elections and proration procedures, the total consideration payable to HVBC shareholders is comprised of an aggregate of approximately 723,068 shares of CZFS common stock and an aggregate of approximately $13.65 million in cash.

A copy of CZFS’s press release dated June 16, 2023, announcing the completion of the Merger, is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached as Exhibit 2.1 to the Current Report on Form 8-K filed by CZFS with the Securities and Exchange Commission on October 19, 2022, and is incorporated by reference herein.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, in connection with and effective upon the completion of the Merger, the Board of Directors of the Company (the “Board”) increased the number of directors that comprise the Board to 13 directors, an increase of one, and appointed Robert J. Marino, former President of HVBC, to the Board. Mr. Marino will hold office until the Company’s 2024 annual meeting of shareholders, and will be nominated by the Board to stand for re-election at the Company’s 2024 annual meeting of shareholders.

In addition, in connection with and effective upon completion of the Merger, the Board of Directors of FCCB (the “FCCB Board”) increased the number of directors that comprise the FCCB Board to 16 directors, an increase of two, and appointed Mr. Marino and John D. Behm to the FCCB Board. Mr. Behm and Mr. Marino will each serve on the FCCB Board until the next annual meeting of FCCB at which time they will be nominated for re-election.

Item 9.01.	Financial Statements and Exhibits

(a)	Financial Statements of Business Acquired

The required financial statements will be filed by amendment to this Current Report on Form 8-K within 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information

The required pro forma financial information will be filed by amendment to this Current Report on Form 8-K within 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release of Citizens Financial Services, Inc. dated June 16, 2023.

104	Cover Page Interactive Data File (embedded in the cover page formatted in Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CITIZENS FINANCIAL SERVICES, INC.

June 16, 2023

	By:	/s/ Stephen J. Guillaume
Stephen J. Guillaume
Chief Financial Officer